Merger Agreement

THIS MERGER AGREEMENT ("Agreement") is made on January 25, 2017 by and between Luthor Web Development,inc., 228 Hamilton av., Palo Alto, California 94301, (the "LWD"), and Sports Supplement group,lnc. of 228 Hamilton av., Palo Alto, California 94301 , (the "SRSP").

On completion of the merger, LWD will be dissolved leaving SRSP as the surviving business which will be known as Sports Supplement group,lnc. after the merger is complete. The surviving business will be registered in the state of Nevada.

RECITALS

LWD Dissolving Entity

LWD is a "Corporation" "Florida" duly organized, validly existing, and in good standing under the laws of Florida.

SRSP Surviving Entity

SRSP is a "Corporation" "Nevada" duly organized, validly existing, and in good standing under the laws of Nevada.

Sports Supplement group,lnc. Final Entity

Sports Supplement group,lnc. is to be the surviving business entity, as that term is defined in the state statute, to the merger described in this agreement.

MERGER

Surviving Business Entity

Subject to the terms and conditions of this Agreement, on the Effective Date mentioned above, LWD shall be merged with and into surviving entity under the laws of the state of Nevada. As a result of the Merger, the separate corporate existence of LWD shall cease and the entity shall continue as the surviving business entity Sports Supplement Group, Inc.

Certificate of Merger

SRSP shall file a certificate of merger with the Secretary of State, as required by the laws of the state of Nevada.

Effective Date of Merger

The merger shall be effective on the date of filing of the certificate of merger.

TERMS AND CONDITIONS

Negative Covenants

Between the date of this Agreement and the date on which the merger becomes effective, each constituent entity will not:

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Except in the ordinary course of business and for adequate value, dispose of any of its assets.

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Enter into any contract or agreement obligating it for a period in excess of [/F8Specify period] except in the ordinary course of business. - Make any distributions to its shareholders.

Further Assignments or Assurances

If at any time SRSP considers or is advised that any further assignments or assurances in law are necessary to vest or to perfect or to confirm of record in SRSP the title to any property or rights of disappearing entity, or otherwise carry out the provisions of this Agreement, the entities agree that the managers of LWD, as of the effective date of the merger, will execute and deliver all proper deeds, assignments, confirmations, and assurances in law, and do all acts that the surviving entity reasonably determines to be proper to vest, perfect, and confirm title to such property or rights in SRSP, and otherwise carry out the provisions of this Agreement.

Articles of Incorporation. At and after the Effective Time, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation.

Bylaws. At and after the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation (subject to any amendment specified in the Plan of Merger and any subsequent amendment).

Transferability of SRSP Shares. The SRSP Shares are qualified for trading on NASDAQ's

OTC Bulletin Board under the symbol SRSP. There are at least two market makers for the SRSP Share and will be at least two market makers after the Merger. The SRSP Shares owned by non-Affiliates were registered with the SEC under an SB-2 Registration Statement and are freely tradable on the OTC Bulletin Board and transferable without further action by SRSP. The SRSP Shares owned by non-Affiliates will continue to be tradable on the OTC Bulletin Board and transferable by non-Affiliates after the Merger, provided that SRSP timely files a report on Form 8-K containing information about the Merger and the Company as required by applicable SEC regulations. The term "Affiliate" in this Agreement shall have the meaning as defined in Rule 415 under the Securities Act of 1933, as amended. The foregoing representations and warranties do not apply if non-Affiliates who hold SRSP Shares have pledged, hypothecated or otherwise restricted the transferability of their SRSP Shares.

Merger Consideration; Conversion of Shares. The total consideration to be paid to the Company Shareholders in connection with the Merger (the "Total Merger Consideration") shall be issuance of up to 125,000,000 restricted shares on a one-for-one basis of SRSP Common Stock, par value $0.001 per share (the "SRSP Shares"), to the Company Shareholders on the Closing Date.

MANAGEMENT OF SURVIVING ENTITY

Management and Control

The partners or managers of surviving entity have the sole and exclusive control of the business, subject to any limitations in the articles and operating agreement of the surviving entity.

Directors and Officers

The initial Board of Directors of the Surviving Entity will consist of 2 Directors. Disappearing entity shall be entitled to nominate 1 members of the Board of Directors of the surviving entity.

INTERPRETATION AND ENFORCEMENT

Notices

Any notice, request, demand, or other communication required or permitted under this Agreement may be delivered in person, delivered by certified mail, return receipt requested, or delivered by facsimile transmission. Deliveries by certified mail or by facsimile transmission will be sent to the address of the respective party as first indicated above or as may be updated in the future in writing by either party.

Counterpart Executions

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Partial Invalidity

If any term of this agreement is held by a court of competent jurisdiction to be void and unenforceable, the remainder of the contract terms shall remain in full force and effect.

Applicable Law

The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the State of Nevada.

Approvals

The office bearers and members of each constituent entity to this Merger Agreement have approved by the voting percentages required by the articles, operating agreement, and law the terms and conditions of this Agreement.

This Merger Agreement shall be signed by Vito M. Visconti, President, on behalf of Luthor Web Developer, Inc. and by Vito M. Visconti, COO on behalf of Sports Supplement Group, Inc.

Luthor Web Development, Inc.:

By /s/ Vito M. Visconti, President

Sports Supplement Group, Inc.:

By /s/ Vito M. Visconti, COO

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